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                                 EXHIBIT (11)

                      Elcor Corporation and Subsidiaries
         Computation of Income Per Common and Common Equivalent Share

(In thousands, except per share amounts)

1.  Three Months Ended December 31, 1995                      Three Months Ended
    and December 31, 1994                                 --------------------------
                                                          12-31-95          12-31-94
                                                          --------          --------
            Net Income                                    $  2,124         $   1,167
                                                          ========         =========
    Shares:
       Weighted average common shares
        outstanding                                          8,739             8,787

    Adjustments:

       (a)  Assumed issuance of shares purchased under
            incentive stock option plan using the
            treasury stock method                               99                62
                                                          --------         ---------
    Total Common and Common Equivalent Shares                8,838             8,849
                                                          ========         =========
    Income per Common and Common Equivalent Share         $    .24         $     .13
                                                          ========         =========

2.  Six Months Ended December 31, 1995                         Six Months Ended
    and December 31, 1994                                  ------------------------
    Net Income                                             $ 5,787          $ 4,323
                                                           =======          =======
    Shares:

       Total Common and Common Equivalent Shares

       Three months ended 9/30/95 and 9/30/94                8,843            8,925
       Three months ended 12/31/95 and 12/31/94              8,838            8,849
                                                           -------          -------
       Average six months ended 12/31/95 and 12/31/94        8,840            8,887
                                                           =======          =======
    Income per Common and Common Equivalent Share          $   .65          $   .49
                                                           =======          =======


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